                ESTABLISHMENT OF SEGREGATED INVESTMENT ACCOUNT

                                      OF

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


     Pursuant to the authority given me by Resolution No. 82-28 of the Board of Directors of The Lincoln National Life Insurance Company (the "Company") dated November 4, 1982, I hereby establish a separate investment account designated as "Lincoln Life Flexible Premium Variable Life Account M" (the "Account"). The Account is to be used in connection with the issuance by the Company of flexible premium variable life policies (the "Policies"). The Account will be registered as a unit investment trust with the Securities and Exchange Commission ("SEC") and shall invest in shares of the investment companies which are registered with the SEC. The establishment and operation of the Account will be in accordance with the applicable provisions of Indiana Insurance Code ("Indiana Insurance Code") and all rules and regulations issued pursuant thereto, and subject to the approval of the Commissioner of the Insurance Department of the State of Indiana. The Account's investment objectives, policies, and limitations shall be in accordance with (1) the registration statement for the policies filed with the SEC under the Securities Act of 1933, and (2) applicable provisions of Indiana Insurance Code and any other applicable legal requirements.


                                       /s/ Jon A. Boscia
                                       -------------------------------------
                                                   Jon A. Boscia
                                              Chief Executive Officer

Effective Date:

December 2, 1997
-------------------

                               BOARD RESOLUTION
                                       OF
                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                            ADOPTED NOVEMBER 4, 1982

82-28        RESOLVED, That the resolution relating to the establishment of segregated investment accounts, adopted by the Board of Directors on September 12, 1968, is hereby rescinded effective this date; and

             RESOLVED FURTHER, That the chief executive officer of the Company is hereby authorized in his discretion from time to time to establish one or more segregated investment accounts in accordance with the provisions of the Indiana Insurance Law, for such purpose or purposes as he may determine and as may be appropriate under the Indiana Insurance Law; and

             RESOLVED FURTHER, That if in the opinion of legal counsel of the Company it is necessary or desirable to register any of such accounts under the Investment Company Act of 1940 or to register a security issued by any such account under the Securities Act of 1933, or to make application for exemption from registration, the chief executive officer or such other officers as he may designate are hereby authorized to accomplish any such registration or to make any such application for exemption, and to perform all other acts as may be desirable or necessary in connection with the conduct of business of the Company with respect to any such account.